SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE HOUSTON EXPLORATION COMPANY

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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THE HOUSTON EXPLORATION COMPANY
1100 Louisiana Street, Suite 2000
Houston, Texas 77002

March 18, 2005

to our stockholders:

     We cordially invite you to attend the Annual Meeting of Stockholders of The Houston Exploration Company to be held on Tuesday, April 26, 2005, at 10:00 a.m., Central Daylight Time, at the DoubleTree Hotel—Allen Center, 400 Dallas Street, Houston, Texas 77002. The following items are enclosed for our Annual Meeting:

•	Notice of the Annual Meeting

•	Proxy Statement

•	Proxy Card

     We encourage you to read all of the materials to learn about the business to come before the meeting. Your participation is important, regardless of the number of shares you own. To ensure your representation at the meeting, please promptly sign, date and return the accompanying proxy card in the postage-paid envelope.

     We look forward to seeing you on April 26th.

Sincerely,

William G. Hargett
Chairman of the Board of Directors

Notice of Annual Meeting of Stockholders
To Be Held

To the Stockholders of The Houston Exploration Company:

The Annual Meeting of Stockholders (the “Annual Meeting”) of The Houston Exploration Company will be held on April 26, 2005, at 10:00 a.m., Central Daylight Time, at the DoubleTree Hotel—Allen Center, 400 Dallas Street, Houston, Texas 77002, for the following purposes:

1.	To elect eight directors to our Board of Directors to serve throughout 2005 and until our Annual Meeting in 2006;

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock, par value $.01 per share, from 50,000,000 to 100,000,000 shares;

3.	To ratify our appointment of Deloitte & Touche LLP (“Deloitte”) as our independent public accountants for the fiscal year ending December 31, 2005; and

4.	To consider any other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 10, 2005 are entitled to notice of and to vote at the Annual Meeting.

     It is important that your shares be represented at the Annual Meeting regardless of whether you plan to attend. Therefore, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as promptly as possible. We recommend that you complete and return a proxy even if you plan on attending the Annual Meeting; you will be free to revoke your proxy and vote in person at the meeting if you wish.

By Order of the Board of Directors,

Karol L. Adams
Corporate Secretary

Houston, Texas
March 18, 2005

THE HOUSTON EXPLORATION COMPANY
1100 Louisiana Street, Suite 2000
Houston, Texas 77002

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 26, 2005

     The Board of Directors of The Houston Exploration Company is soliciting your proxy to be voted at the Annual Meeting of Stockholders to be held on Tuesday, April 26, 2005, at 10:00 a.m., Central Daylight Time, at the DoubleTree Hotel—Allen Center, 400 Dallas Street, Houston, Texas 77002, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments of the Annual Meeting. In this Proxy Statement, unless the context requires otherwise, when we refer to “we,” “us,” “our” or the “Company,” we are describing The Houston Exploration Company.

SOLICITATION AND REVOCABILITY OF PROXIES

     If you complete and submit your proxy, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit a proxy, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted as follows:

•	FOR the election of the director nominees listed in “Proposal Number 1: Election of Directors” on page 4;

•	FOR approval of an amendment to the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock, par value $.01 per share, from 50,000,000 to 100,000,000 shares described in “Proposal Number 2: Approval to Amend the Company’s Restated Certificate of Incorporation” on page 13; and

•	FOR ratification of our appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2005 described in “Proposal Number 3: Ratification of Independent Public Accountants” on page 14.

     In addition, if other matters come before the Annual Meeting, the persons named as proxies have discretionary authority to vote on those matters in accordance with their best judgment. The Board of Directors is not currently aware of any other matters to come before the meeting.

     You have the right to revoke your proxy at any time prior to its exercise, either in person at the Annual Meeting or by written notice addressed to: Corporate Secretary, The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, Texas 77002. Your revocation of your proxy by written notice will be effective only if the Corporate Secretary receives the notice prior to the day of the Annual Meeting or the inspector of election receives the notice at the Annual Meeting.

     Our principal executive offices are located at 1100 Louisiana Street, Suite 2000, Houston, Texas 77002. We are mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy to our stockholders on or about March 18, 2005.

     In addition to the solicitation of proxies by use of this Proxy Statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or facsimile. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out–of–pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We have retained Georgeson Shareholder Communications, Inc. to assist us in soliciting your proxy for an estimated fee of $7,500, plus reasonable out-of-pocket expenses. Georgeson will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of The Houston Exploration Company common stock. If so, we will supply them with additional copies of the proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of The Houston Exploration Company common stock.

     We will bear all costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PURPOSES OF THE MEETING

     At the Annual Meeting, we will ask our stockholders to consider and act upon the following matters:

1.	Election of eight directors for the 2005 term ending at the Annual Meeting to be held in 2006;

2.	An amendment to the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock, par value $.01 per share, from 50,000,000 to 100,000,000 shares;

3.	Ratification of our appointment of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2005; and

4.	Any other business as may properly come before the meeting or any adjournments thereof.

QUORUM AND VOTING

     Our Board of Directors has fixed the close of business on March 10, 2005 as the record date. Only stockholders of record as of the record date will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the record date, we had issued and outstanding 28,662,095 shares of common stock, par value $0.01 per share.

     Each holder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the Annual Meeting. Stockholders may not vote shares of common stock cumulatively.

     The holders of a majority of the outstanding shares of common stock must be present, either in person or by proxy, to constitute a quorum at the Annual Meeting. We will count abstentions and broker non-votes for purposes of determining whether a quorum is present.

     Directors will be elected by a plurality of votes cast on Proposal Number 1. Consequently, withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors.

     All other proposals will be decided by a majority vote of shares present or represented and entitled to vote at the Annual Meeting. Inasmuch as abstentions are counted as present and entitled to vote, they will have the same effect as a negative vote, except for abstentions as to the election of directors, which will have no effect. Broker non-votes will have no effect on the vote inasmuch as shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, except as to the proposed amendment of the Company’s Restated Certificate of Incorporation, for which a broker non-vote will count as a vote against the proposed amendment.

     Under the rules of the New York Stock Exchange (“NYSE”) in effect at the time of this Proxy Statement, if you hold your shares through a broker, your broker is permitted to vote your shares on “routine” matters, which includes the election of directors and the ratification of independent public accountants. Your shares will only be voted with respect to the amendment to increase the number of authorized shares if you have provided specific voting instructions to your broker.

     John H. Karnes and Karol L. Adams will vote all forms of proxy that are properly completed, signed and returned prior to the Annual Meeting in accordance with their instructions. You may revoke your form of proxy at anytime prior to closing of the polls at the Annual Meeting by any of the following methods:

•	Filing a written revocation with the Corporate Secretary;

•	Executing and returning a proxy bearing a later date; or

•	Attending the Annual Meeting in person and expressing a desire to vote your shares in person.

     The Bank of New York, our transfer agent and registrar, will act as Inspector of Election and preside over counting the votes.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

     Our Board of Directors is currently comprised of eight directors. The Board has nominated each of the eight persons named below for election to the Board for the 2005 term, which expires at the Annual Meeting of Stockholders to be held in 2006.

     If, at the time of or prior to the Annual Meeting, any of the nominees are unable or decline to serve, the persons named as proxies may use the discretionary authority provided in the proxy to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Election as Directors

     The names and professional backgrounds of the nominees for election at the Annual Meeting are set forth below.

Name	Age	Director Since
Robert B. Catell	68	1986
John U. Clarke	52	2003
David G. Elkins	63	1999
William G. Hargett	55	2001
Harold R. Logan, Jr.	60	2002
Thomas A. McKeever	61	2005
Stephen W. McKessy	67	2003
Donald C. Vaughn	69	1997

     Robert B. Catell has been a director since 1986 and served as Chairman of the Board of Directors from 1986 to June 2004. As a result of KeySpan Corporation’s reduced ownership in our stock in June 2004, KeySpan reduced its representation on our Board of Directors, and Mr. Catell resigned as Chairman of the Board, but continues to serve as a member of the Board. Mr. Catell is the Chairman and Chief Executive Officer of KeySpan Corporation, a publicly traded diversified energy provider, and has held this position since July 1998. Mr. Catell joined KeySpan’s subsidiary, The Brooklyn Union Gas Company, in 1958 and was elected Assistant Vice President in 1974, Vice President in 1977, Senior Vice President in 1981 and Executive Vice President in 1984. Mr. Catell was elected Brooklyn Union’s Chief Operating Officer in 1986 and President in 1990. Mr. Catell served as President and Chief Executive Officer of Brooklyn Union from 1991 to 1996 when he was elected Chairman and Chief Executive Officer and held these positions until the formation of KeySpan in May 1998 through the combination of Brooklyn Union’s parent company, KeySpan Energy Corporation, and certain assets of Long Island Lighting Company. Mr. Catell serves on the Boards of Alberta Northeast Gas, Ltd., KeySpan Facilities Income Fund, J. & W. Seligman, Inc., Edison Electric Institute, New York State Energy Research and Development Authority, Independence Community Bank Corp., Business Council of New York State, Inc., The Partnership for New York City, and is Chairman of the Board of the Long Island Association. Mr. Catell received both his Bachelor’s and Master’s Degrees in Mechanical Engineering from City College of New York. He holds a Professional Engineer’s License in New York State, and attended Columbia University’s Executive Development Program and Harvard Business School’s Advanced Management Program.

     John U. Clarke became a director in December 2003. Since December 2004, Mr. Clarke has been Chairman and Chief Executive Officer of NATCO Group Inc., a publicly traded oil services and equipment company. From May 2001 to such time, Mr. Clarke was President of Concept Capital Group, a financial and strategic advisory firm originally founded by Mr. Clarke in 1995. Immediately prior to reestablishing the firm, Mr. Clarke was a managing director of SCF Partners, a private equity investment company focused on the oil and gas services and equipment sectors of the energy industry. From 1999 to June 2000, Mr. Clarke was Executive Vice President of Dynegy, Inc. where he was also an Advisory Director and member of the Office of the Chairman. Mr. Clarke joined Dynegy in April 1997 as Senior Vice President and Chief Financial Officer. Prior to joining Dynegy, Mr. Clarke was a managing director and co-head of a specialty energy practice group with Simmons & Company

International, a Houston-based investment banking firm. From 1995 to 1997, he served as president of Concept Capital Group. Mr. Clarke was Executive Vice President and Chief Financial and Administrative Officer with Cabot Oil and Gas from 1993 to 1995. He was with Transco Energy from 1981 to 1993, last serving as Senior Vice President and Chief Financial Officer. Mr. Clarke is a member of the Board of Directors of Harvest Natural Resources, a publicly traded international oil and gas company. He is also Chairman of the Board of Directors of FuelQuest, a privately held market service provider to the petroleum industry. He received a Bachelor of Arts Degree in Economics from the University of Texas in 1975 and Master of Business Administration from Southern Methodist University in 1976.

     David G. Elkins has been a director since July 1999. In January of 2003, Mr. Elkins retired as President and Co-Chief Executive Officer of Sterling Chemicals, Inc., a chemicals producing company. Sterling Chemicals commenced voluntary reorganization proceedings under Chapter 11 of the Bankruptcy Code in July 2001 and successfully emerged in December 2002. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews & Kurth L.L.P., where he specialized in corporate and business law, including mergers and acquisitions, securities law matters and corporate governance matters. Mr. Elkins serves as a director of ZiLOG, Inc. and Memorial Hermann Hospital System. He received his J.D. degree from Southern Methodist University in 1968.

     William G. Hargett was appointed President and Chief Executive Officer and a director in April 2001, and was appointed Chairman of the Board of Directors in June 2004. Immediately prior to joining Houston Exploration and from September 2000, Mr. Hargett was a private investor. From May 1999 until August 2000, Mr. Hargett was President-North America of Santa Fe Snyder Corporation. Prior to that he was President and Chief Operating Officer and a director of Snyder Oil Corporation. Prior to joining Snyder Oil Corporation in April of 1997, Mr. Hargett served as President of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian-based Western Mining Corporation, from 1994 to 1997, Amax Oil & Gas, Inc. from 1993 to 1994 and North Central Oil Corporation from 1988 to 1993. Mr. Hargett was employed in various exploration capacities by Tenneco Oil Corporation from 1974 to 1988 and Amoco Production Company from 1973 to 1974. Mr. Hargett earned a B.S. and an M.S. from the University of Alabama.

     Harold R. Logan, Jr. was appointed to our Board of Directors in December 2002. Mr. Logan is presently a Director and Chairman of the Finance Committee of the Board of Directors of TransMontaigne, Inc. and from 1995 through 2002 he was the Chief Financial Officer, Executive Vice President and Treasurer and a Director of TransMontaigne. From 1985 to 1994, Mr. Logan was Senior Vice President/Finance and a Director of Associated Natural Gas Corporation. Prior to joining Associated Natural Gas Corporation, Mr. Logan was with Dillon, Read & Co. Inc. and Rothschild, Inc. In addition, Mr. Logan is a Director of Suburban Propane Partners, L.P., Graphic Packaging Corporation, Rivington Capital Advisors LLC, and Hart Energy Publishing LLP. Mr. Logan received a B.S. in Economics from Oklahoma State University and an M.B.A. – Finance from Columbia University Graduate School of Business.

     Thomas A. McKeever was appointed to our Board of Directors in February 2005. Mr. McKeever is currently Executive Chairman of Sempra Metals Group, a global metals trading business headquartered in London, where he has served in that position since February 2002. From July 2001 to January 2002, Mr. McKeever worked as a private consultant. From July 2000 to July 2001, he served as Vice Chairman of Enron Europe Limited, a subsidiary of Enron Corp., an integrated provider of products and services related to natural gas, electricity and communications, where he oversaw the integration of MG plc, a metals trading group listed on the London Stock Exchange, into Enron Europe. Mr. McKeever resigned from Enron Europe in July 2001. MG plc was spun off from Metallgesellschatf Group, a German-based metals and engineering group, in September 1999 via an initial public offering. Mr. McKeever served as Executive Chairman of MG plc until its acquisition by Enron Europe in July 2000. From 1994 until September 1999, Mr. McKeever worked in various capacities for the Metallgesellschaft Group. From 1977 to 1994, Mr. McKeever worked at AMAX, Inc., a global metals and energy producer. At AMAX he served in a variety of positions, including Executive Vice President and Board member. From 1973 to 1976, Mr. McKeever was employed at JWP, a utility holding company in Long Island, New York. From 1965 to 1972 Mr. McKeever worked at Arthur Andersen, New York. Mr. McKeever received a Bachelor of Science degree from Fordham University in 1965 and a Certified Public Accountant license from New York State in 1968.

     Stephen W. McKessy was elected to our Board of Directors in July 2003. Mr. McKessy is a retired partner of PricewaterhouseCoopers. He was admitted to the partnership as a tax partner and subsequently became the firm’s National Director of State and Local taxes. Thereafter, and during his 37 years with the firm, he held various management positions. He was the Managing Partner of the Stamford Office and then became the Managing Partner of the New York office and region. He was elected to the firm’s Executive Committee and became Deputy Chairman of U.S. operations. He concluded his career at the firm as Vice Chairman Client Services. He is a member of the Board of Directors of KeySpan Corporation where he serves on the Executive Committee, the Audit Committee and the Compensation & Management Development Committee. He graduated from St. John’s University in New York where he now serves as a member of the College of Business Administration Board of Advisors. He also serves as a director of the Greater New York Boy Scouts of America. He is a past President, and continues as a member of the Board of Governors at Silver Spring Country Club in Connecticut and serves on the Finance Committee of the Property Owners Association at SailFish Point in Florida. He is actively involved in fund raising for the YMCA and the American Cancer Society.

     Donald C. Vaughn has been a Director since 1997 and is retired Vice Chairman of Halliburton Company, a publicly traded oilfield services company, where he served in that capacity from the time Dresser Industries, Inc. merged with Halliburton in 1998 until his retirement on March 31, 2001. Prior to the merger, Mr. Vaughn was President, Chief Operating Officer and member of the board of directors of Dresser starting in 1996. Prior to his appointment as President and Chief Operating Officer of Dresser, Mr. Vaughn served as Executive Vice President of Dresser, responsible for Dresser’s Petroleum Products and Services and Engineering Services Segment, from November 1995 to December 1996; Senior Vice President of Operations of Dresser from January 1992 to November 1995; and Chairman, President and Chief Executive Officer of The M.W. Kellogg Company, an international engineering and construction company, from November 1983 to June 1996. Mr. Vaughn joined M.W. Kellogg in 1958 and is a registered professional engineer in the State of Texas. He has been recognized as a distinguished engineering alumnus of Virginia Polytechnic Institute, from which he holds a B.S. in civil engineering. Mr. Vaughn serves as a director of SHAWCOR Ltd., a publicly traded Canadian oil service company.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH
OF THE EIGHT NOMINEES. FORMS OF PROXY EXECUTED AND RETURNED WILL BE VOTED
FOR ALL EIGHT NOMINEES UNLESS THE FORM OF PROXY SPECIFIES OTHERWISE.

Director Compensation

     Each director who is not an employee or officer of the Company (“non-employee director”) receives an annual retainer of $30,000. Each non-employee director also receives $1,500 per Board meeting attended and $1,000 per committee meeting attended. Additionally, the chairman of the Audit Committee receives an additional annual retainer of $7,500 and all other committee chairmen receive an additional $3,000 annual retainer. Non-employee directors are automatically awarded options to purchase 2,000 shares of our common stock and 2,000 shares of restricted common stock annually. All retainers and meeting fees are payable in cash, but can be deferred at the option of the director under our Deferred Compensation Plan for Non-Employee Directors. Deferred compensation shall earn interest at not less than the prime interest rate or, at the director’s election, be deemed to be invested in shares of phantom stock, without any voting or similar rights incident to ownership of our common stock, in accordance with such Deferred Compensation Plan.

     Options granted to non-employee directors are priced at the fair market value of the underlying shares on the date of grant and are fully vested and exercisable. Transfer is restricted on all restricted stock until the earlier of five years or termination by reason of death, disability or retirement from the Board. The Board has discretion to remove any transfer restrictions on restricted stock in the case of any other circumstance deemed appropriate by the Board.

     At the request of our former significant stockholder, KeySpan Corporation, Robert B. Catell historically did not receive any cash compensation for serving as a director, but was reimbursed for expenses incurred in attending Board and Committee meetings. Commencing November 24, 2004, concurrent with KeySpan’s divestiture of its holdings in the Company, Mr. Catell began receiving the same cash compensation as all other non-employee directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

     Our Board of Directors has adopted comprehensive Corporate Governance Guidelines (“Governance Guidelines”) outlining the functions and responsibilities of the Board, and various processes and procedures designed to ensure effective and responsive corporate governance. The Company’s Nominating and Governance Committee reviews the guidelines periodically in response to changing regulatory requirements and best practices and revises them accordingly. Our Governance Guidelines are designed to conform to all NYSE and Securities and Exchange Commission (“SEC”) rules and regulations. Our Governance Guidelines are available under the “Corporate Governance” section of our website at www.houstonexploration.com and are available upon request by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.

Board Size and Composition

     Our Board of Directors is currently comprised of eight directors. The Board has nominated eight persons for election to the Board for the 2005 term, which expires at the Annual Meeting of Stockholders to be held in 2006.

Independence of Board Members

     To promote effective corporate governance, a majority of the members of our Board qualify as independent under criteria established by the NYSE. The Nominating and Governance Committee regularly reviews the independence and qualifications of each member of the Board and its various Committees. Directors are deemed independent only if the Board affirmatively determines that they have no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the NYSE and the SEC.

     As contemplated by NYSE listing standards, our Board adopted categorical standards to assist it in making independence determinations. A copy of the Independence Standards is attached to this Proxy Statement as Appendix A and is available under the “Corporate Governance” section of our website at www.houstonexploration.com. These Independence Standards specify the relationships that the Board deems sufficiently material to create the presumption that a director is not independent. The presumption that any director is not independent may be overcome by the vote of a majority of the Board if, based on the totality of the facts and circumstances, the Board determines that the affected director’s relationship does not violate any applicable law or NYSE regulations and is not in fact material.

     The Board of Directors has determined that six of the current directors and nominees for election, Messrs. John U. Clarke, David G. Elkins, Harold R. Logan, Jr., Thomas A. McKeever, Stephen W. McKessy, and Donald C. Vaughn are independent. William G. Hargett, our Chairman, President and Chief Executive Officer, and Robert B. Catell are not independent. Mr. Catell serves as Chairman and Chief Executive Officer of KeySpan Corporation which, prior to November 24, 2004, owned approximately 24% of our common stock. Notwithstanding that KeySpan has divested of its holdings in the Company, under NYSE rules, Mr. Catell cannot be deemed independent until 2007, although Mr. Catell satisfies all other NYSE criteria relating to independence.

Standing Committees of the Board of Directors

     Our Board of Directors has created four standing committees:

•	Audit Committee

•	Nominating and Governance Committee

•	Compensation and Management Development Committee

•	Executive Committee.

     The following table reflects the members of each of the Board’s committees and the number of meetings during the 2004 term. Proposed committee assignments for the 2005 term are reflected below in a separate table.

2004 Committee Assignments

COMPENSATION AND
		NOMINATING AND	MANAGEMENT
	AUDIT	GOVERNANCE	DEVELOPMENT	EXECUTIVE
Robert B. Catell			XX	X
John U. Clarke*(1)	XX		X
David G. Elkins*	X	X
William G. Hargett				XX
Stephen W. McKessy*	X
Harold R. Logan, Jr.*	X	XX		X
Donald C. Vaughn*		X	X
Number of Meetings in 2004	10	8	9	1

*	Independent Directors (1)Audit Committee Financial Expert X Committee Member XX Committee Chairman

2005 Committee Assignments Effective April 26, 2005

COMPENSATION AND
		NOMINATING AND	MANAGEMENT
	AUDIT	GOVERNANCE	DEVELOPMENT	EXECUTIVE
Robert B. Catell				X
John U. Clarke*(1)	XX		X
David G. Elkins*	X	X
William G. Hargett				XX
Thomas A. McKeever*			X
Stephen W. McKessy*	X	X
Harold R. Logan, Jr.*	X	XX		X
Donald C. Vaughn*		X	XX

*	Independent Directors (1)Audit Committee Financial Expert X Committee Member XX Committee Chairman

Committee Functions

     Audit Committee

     The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices and legal and regulatory compliance. In that connection, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent public accountants for the purposes of preparing or issuing an audit report or performing other audit, review or attest services. The Audit Committee determines the independence of our independent public accountants, and our independent public accountants report directly to the Audit Committee, which also must review and pre-approve the current year’s audit and non-audit fees.

     The Audit Committee operates under a charter that is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com and available upon request by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.

     The Audit Committee Charter prescribes the Committee’s responsibilities, which include the following:

•	Maintaining our compliance with legal and regulatory requirements relating to financial reporting accounting and controls

•	Overseeing our whistleblower procedures

•	Overseeing the pre-approval of audit fees

•	Appointing and overseeing our independent public accountants

•	Overseeing our internal audit function

•	Overseeing the integrity of our financial reporting processes, both internal and external

•	Assessing the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, on our financial statements

•	Reviewing our earnings press releases, earnings guidance and rating agency presentations

•	Performing an annual self-assessment of its effectiveness

•	Overseeing our risk analysis and risk management procedures

•	Resolving any disagreements between management and the independent public accountants regarding financial reporting.

     All members of the Audit Committee satisfy all NYSE and SEC criteria for independence and meet all financial literacy and other NYSE requirements for Committee service. The Board has determined that John U. Clarke is an “audit committee financial expert” as defined by the rules of the SEC.

     The Audit Committee’s report for 2004 appears on page 15 of this Proxy Statement under “Report of the Audit Committee of the Board of Directors.”

     Nominating and Governance Committee

     The Nominating and Governance Committee’s purpose is to assist the Board of Directors in promoting the interests of the Company and its stockholders through the implementation of sound corporate governance principles and practices. In that connection, the Nominating and Governance Committee is responsible for establishing the standards and process for the selection of individuals to serve on the Board and developing and implementing policies and practices relating to corporate governance. The Nominating and Governance Committee operates under a charter that is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com and available upon request by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002. The Nominating and Governance Committee Charter prescribes the Committee’s responsibilities, which include the following:

•	Reviewing the independence of all Board and committee members on a regular basis

•	Recommending changes in the size or composition of the Board or any of its various Committees

•	Reviewing our certificate of incorporation, bylaws, and Committee charters, and recommending such amendments thereto as it may deem necessary or appropriate

•	Reviewing our Governance Guidelines

•	Overseeing the annual self-assessment performed by the Board and each Committee

•	Receiving stockholder proposals and recommending action with respect thereto

•	Recommending such additional actions related to corporate governance matters as the Committee may deem necessary or appropriate from time to time.

     The Board of Directors has determined that all members of the Nominating and Governance Committee meet the NYSE standards for independence.

     Compensation and Management Development Committee

     The purpose of the Compensation and Management Development Committee is to be responsible for reviewing all aspects of development and compensation of our Board and executive officers. The Compensation and Management Development Committee operates pursuant to a charter that is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com and available upon request by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.

     The Compensation and Management Development Committee Charter prescribes the Committee’s responsibilities, which include the following:

•	Assisting the Board in developing and evaluating potential candidates for executive positions

•	Reviewing and approving on an annual basis the corporate goals and objectives with respect to the chief executive officer

•	Reviewing and approving on an annual basis the evaluation process and compensation structure for the Company’s officers

•	Reviewing the Company’s incentive compensation and other stock-based plans and recommending changes to such plans to the Board

•	Overseeing the establishment and administration of the Company’s benefit programs

•	Preparing and publishing an annual executive compensation report in the Company’s Proxy Statement.

     The Committee has the authority to retain compensation consultants, outside counsel and other advisors as the Committee deems appropriate in its sole discretion. In this regard, the Committee has retained Towers Perrin to act as an independent compensation consultant reporting directly to the Committee to advise and consult on compensation issues.

     The Board of Directors has determined that all members of the Compensation and Management Development Committee meet NYSE standards for independence other than Mr. Catell, who does not meet the standards for independence due to his employment with our former significant stockholder. Mr. Catell will continue to serve on the Committee under the NYSE’s transitional provision for formerly controlled companies until the 2005 Annual Meeting of Stockholders. The Compensation and Management Development Committee’s report for 2004 appears on page 19 of this Proxy Statement under “Report of the Compensation and Management Development Committee of the Board of Directors.”

     Executive Committee

     The Executive Committee is vested with all power and authority of the Board of Directors in the management or direction of our business and affairs during intervals when it is not practicable to assemble the entire Board, except as to those matters that are expressly reserved to the Board of Directors, delegated to another Committee or prohibited by the bylaws or applicable law.

Qualifications for Nominations to the Board of Directors

     The Nominating and Governance Committee independently identifies qualified candidates for nomination to the Board of Directors and evaluates, in the same manner as all other candidates, the qualifications of all candidates that stockholders properly recommend for nomination. All candidates are considered under the Committee’s Qualifications for Nominations to the Board of Directors Policy which is attached to this Proxy Statement as Appendix B and is available under the “Corporate Governance” section of the Company’s website at www.houstonexploration.com. In addition, the Company has an established process for the selection of nominees as described in Item 8 of the Governance Guidelines. Nominees are evaluated based on their background, experience and other relevant factors described in the Qualifications for Nominations to the Board of Directors Policy. Stockholders desiring to make Board of Director candidate recommendations should submit such nominations between 120 and 150 days in advance of the first anniversary of the previous year’s Proxy Statement in accordance with our Bylaws and Governance Guidelines to: Corporate Secretary, The Houston Exploration Company, 1100 Louisiana St., Suite 2000, Houston, Texas 77002.

     Each of the current nominees for director listed under the caption “Proposal Number 1: Election of Directors” is an existing director standing for re-election. The Company has not paid any fee to a third-party to identify, evaluate, or assist in identifying or evaluating potential nominees. In connection with the 2005 Annual Meeting, the Nominating and Governance Committee did not receive any recommendation for a nominee proposed from any stockholder or group of stockholders owning more than 5% of the Company’s common stock.

Executive Sessions of The Board

     Our Governance Guidelines require our non-management directors to meet in executive session in conjunction with each of the Board’s regularly scheduled meetings and our independent directors to meet alone in special session at least once each calendar year. Executive sessions including only non-management directors are chaired by the Chairman of the Audit Committee, currently John U. Clarke. The Chairman of the Nominating and Governance Committee, currently Harold R. Logan, Jr., will preside over special sessions of independent directors.

Director Orientation and Continuing Education

     The Board of Directors has adopted a Director Education Policy that encourages all directors to pursue formal ongoing education and development studies on topics that they deem relevant given their individual backgrounds and committee assignments on the Board. Our Director Education Policy is available under the “Corporate Governance” section of our website www.houstonexploration.com. The Nominating and Governance Committee is authorized to make such director educational recommendations to individual directors as the Committee deems in the best interests of effective stewardship and Board operation. The directors are provided with continuing education materials covering upcoming seminars and conferences.

Board of Directors’ Committee Meeting Attendance and Annual Meeting Attendance

     Our Governance Guidelines dictate that directors use all reasonable efforts to attend all meetings of stockholders, the Board and all Committees on which they are members unless impracticable or excused. During 2004, our Board of Directors met 14 times. All directors attended at least 75 percent of the aggregate number of meetings of our Board of Directors and meetings of Committees on which they served. All members of the Board attended the 2004 Annual Meeting of Stockholders.

Communications Between Stockholders and the Board of Directors

     Our Governance Guidelines permit stockholders to communicate in writing directly with our Board of Directors or individual Board members. Correspondence should be addressed to the intended recipient, c/o Corporate Secretary, The Houston Exploration Company, 1100 Louisiana, Suite 2000, Houston, Texas 77002.

     All communications received as described above and intended for the Board of Directors as a group or any director individually will be relayed to the appropriate directors.

Code of Business Conduct and Code of Ethics for Senior Financial Officers

     All of our employees, officers and directors are required to comply with the Company’s longstanding Code of Business Conduct to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Business Conduct covers all areas of professional conduct including:

•	Conflicts of interest

•	Customer relationships

•	Insider trading of our securities

•	Financial disclosure

•	Protection of confidential information

•	Strict legal and regulatory compliance.

Our employees, officers and directors are required to certify their compliance with our Code of Business Conduct Statement once each year.

     In addition to the Code of Business Conduct, all members of our senior financial management have agreed in writing to our Code of Ethics for Senior Financial Officers, which prescribes additional ethical obligations pertinent to the integrity of our internal controls and financial reporting process, as well as the overall fairness of all financial disclosures.

     The full text of our Code of Business Conduct and the Code of Ethics for Senior Financial Officers can be found under the “Corporate Governance” section of our website at www.houstonexploration.com, and a copy will be provided, without charge, upon request by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.

PROPOSAL NUMBER 2:
APPROVAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has unanimously approved and recommends that the stockholders authorize an amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 50,000,000 to 100,000,000 shares.

     Our current Restated Certificate of Incorporation, as amended, authorizes the issuance of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Board has proposed an amendment to the Restated Certificate of Incorporation (the “Amendment”), in the form attached as Appendix C hereto, to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. The stockholders are being asked to approve the Amendment in accordance with Delaware law.

     The additional common stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose, and will allow the Company greater flexibility to consider future acquisitions and financings involving stock, as well as stock splits and similar transactions. The Company has not entered into any agreement to sell its equity securities at this time or to make an acquisition using common or preferred stock. However, the increase in the number of authorized shares of common stock would enable the Company to promptly take advantage of market conditions and the availability of favorable opportunities without the delay and expense associated with holding a special meeting of stockholders.

     The additional common stock to be authorized will have rights identical to the currently outstanding common stock of the Company. The proposed amendment will not affect the par value of the common or preferred stock, which will remain at $.01 per share. Although not intended for this purpose, one of the effects of the proposed amendment might be to enable the Board of Directors to render it more difficult to, or discourage an attempt to, obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise. The Board of Directors would, unless prohibited by applicable law, have additional shares of common stock available to effect transactions in which the number of the Company’s outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. However, the amendment, together with our existing stockholder rights plan described in this Proxy Statement under “Other Information – Stockholder Rights Plan” beginning on page 28, may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors to consider the proposed transaction in a manner that best serves the stockholders’ interests.

     On March 10, 2005, we had approximately 28,662,095 shares of Common Stock issued and outstanding. This number does not include 2,828,685 shares reserved for issuance under outstanding options and warrants to purchase shares of Common Stock as well as shares reserved for future issuance under our equity incentive plan as of March 10, 2005.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO
THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE
AUTHORIZED COMMON STOCK TO 100,000,000 SHARES.

The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required for adoption of the amendment.

PROPOSAL NUMBER 3:
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Our Audit Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) as our independent public accountants to audit our accounts for the fiscal year ending December 31, 2005. Deloitte served as our independent public accountants for fiscal year 2004. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight over the independent public accountants, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte to audit the books, records and accounts of the Company for the year ending December 31, 2005.

     If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent public accountants at anytime during the year if it determines that such change would be in the best interest of our stockholders.

     Representatives of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

Fees Billed by Independent Public Accountants

     The following table provides a summary of fees for professional services performed by Deloitte for the audit of our financial statements for the years ended December 31, 2004 and 2003, together with fees billed for other services.

	Fees Paid In		Fees Paid In
Services Rendered	2004		2003
Audit fees	$826,593	(1)	$474,568	(3)
Audit related fees	63,898	(2)	77,845	(4)
Tax fees	—		—
All other fees	—		—

Total	$890,491		$552,413

(1)	Includes (i) our annual financial statement audit — $275,000; (ii) Sarbanes-Oxley Section 404 Certification — $340,130; and (iii) various prospectus supplements, Form S-3 Registration Statement and amended quarterly reports — $211,463.

(2)	Includes (i) the review of our annual Employee Incentive Compensation bonus calculation — $21,000; (ii) the audit of our 401(k) Plan — $26,250; and (iii) review of our accounting under Statement of Financial Accounting Standards No 133 “Accounting for Derivative Instruments and Hedging Activities” — $16,648.

(3)	Includes (i) our annual financial statement audit — $220,000; (ii) our Rule 144A Offering Memorandum for our 7% Senior Subordinated Notes — $144,618; (iii) our Form S-4 Registration Statement — $89,703; (iv) review of the accounting for an interest rate swap transaction — $17,463; and (v) review of the accounting for restricted stock awards - $2,784.

(4)	Includes (i) the review of our annual Employee Incentive Compensation bonus calculation — $21,000; (ii) the audit of our 401(k) Plan — $51,341; and (iii) review of the accounting for our Transworld acquisition — $5,504.

     The Audit Committee has reviewed the nature and scope of the services provided by Deloitte and considers the services provided to have been compatible with the maintenance of Deloitte’s independence throughout its service to our Company.

     The Audit Committee has determined that the scope of services to be provided by Deloitte in 2005 will generally be limited to audit and audit related services and tax services. The Audit Committee must expressly approve the provision of any services by Deloitte outside the scope of the foregoing services.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NUMBER 3.
PROXIES EXECUTED AND RETURNED WILL BE VOTED “FOR” PROPOSAL NUMBER 3 UNLESS
THE PROXY SPECIFIES OTHERWISE.

Pre-Approval Policies and Procedures

     The Audit Committee has adopted guidelines for the pre-approval of audit and permitted non-audit services by the Company’s independent public accountants. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent public accountants and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved. The “Audit Fee Pre-Approval Policy” adopted by the Audit Committee is available under the “Corporate Governance” section of our website at www.houstonexploration.com. Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Chairman of the Audit Committee. The Chairman of the Audit Committee will report any specific approval of services at its next regular meeting. The Audit Committee will review a summary report detailing all services being provided to the Company by its independent public accountants. All of the fees and services described above under “audit fees,” “audit-related fees,” “tax fees” and “all other fees” were pre-approved by the Audit Committee under the Audit Fee Pre-Approval Policy and pursuant to Section 202 of the Sarbanes-Oxley Act of 2002.

Report of the Audit Committee of the Board of Directors

     The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee management activities related to accounting and financial reporting policies, internal controls, auditing practices and legal and regulatory compliance. In that connection, the Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including overseeing the integrity of the quarterly and annual financial statements of the Company, the compliance by the Company with legal and regulatory requirements, the selection, and annual review of independence, qualifications, performance and compensation of the Company’s independent public accountants and the performance of the Company’s internal audit function; the review and pre-approval of the current year audit and non-audit fees; compliance with the business practices and ethical standards of the Company; and overseeing the Company’s risk analysis and risk management. The Audit Committee also reviews its charter annually. This is a report on the Audit Committee’s activities relating to the calendar year 2004.

     The Audit Committee is composed of four independent directors. The Board of Directors has made a determination that each member of the Audit Committee is independent and financially literate as required by the Sarbanes-Oxley Act of 2002 and applicable SEC and NYSE rules. The Board has also determined that one or more members of the Audit Committee has accounting or related financial management expertise. The Board determined that Mr. John U. Clarke is an “audit committee financial expert” as defined by rules of the SEC.

     The Audit Committee operates pursuant to a charter that can be found on the Company’s website at www.houstonexploration.com under the “Corporate Governance” section. A copy of the Audit Committee Charter will be provided, without charge, upon request by contacting the Corporate Secretary at The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, TX 77002.

     As set forth in the charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, and for the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including the issue of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or the Company’s independent public accountants are in fact “independent.”

     The Committee met ten times during 2004. At least once each quarter the Committee meets in executive sessions with the Company’s independent public accountants without the presence of the Company’s management.

     In performing its oversight function, the Committee reviews and discusses with management and the independent public accountants the annual audited financial statements and quarterly operating results prior to their issuance. During 2004, management advised the Committee that the financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with independent public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified or supplemented. The Committee has received the written disclosures from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect and has discussed such independence with the independent public accountant. The Committee also reviewed the requirements and the Company’s progress in implementing the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

     Based on its reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

     The following members of the Audit Committee have given this report:

John U. Clarke – Chairman
David G. Elkins – Committee Member
Harold R. Logan, Jr. – Committee Member
Stephen W. McKessy – Committee Member

     This report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate the Audit Committee Report by reference, and will not otherwise be deemed filed under the Acts.

EXECUTIVE COMPENSATION

Executive Officers

     The following information concerns our executive officers as of March 18, 2005, including the business experience of each during the past five years.

		Executive
Name	Age	Since	Office
William G. Hargett	55	2001	Chairman, President and Chief Executive Officer
Steven L. Mueller	52	2001	Executive Vice President and Chief Operating Officer
John H. Karnes	45	2002	Senior Vice President and Chief Financial Officer
Roger B. Rice	60	2002	Senior Vice President — Administration
John E. Bergeron, Jr.	47	2005	Vice President and General Manager – Offshore Division
Joanne C. Hresko	43	2004	Vice President and General Manager – Onshore Division
James F. Westmoreland	49	1986	Vice President and Chief Accounting Officer

     William G. Hargett was appointed President and Chief Executive Officer and a Director in April 2001 and was appointed Chairman of the Board of Directors in June 2004. Immediately prior to joining Houston Exploration and from September 2000, Mr. Hargett was a private investor. From May 5, 1999 until August 29, 2000, Mr. Hargett was President-North America of Santa Fe Snyder Corporation. Prior to that he was President and Chief Operating Officer and a director of Snyder Oil Corporation. Prior to joining Snyder Oil Corporation in April of 1997, Mr. Hargett served as President of Greenhill Petroleum Corporation, the U.S. oil and gas subsidiary of Australian-based Western Mining Corporation from 1994 to 1997, Amax Oil & Gas, Inc. from 1993 to 1994 and North Central Oil Corporation from 1988 to 1993. Mr. Hargett was employed in various exploration capacities by Tenneco Oil Corporation from 1974 to 1988 and Amoco Production Company from 1973 to 1974. Mr. Hargett earned a B.S. and an M.S. from the University of Alabama.

     Steven L. Mueller was appointed Executive Vice President and Chief Operating Officer in November 2004. Mr. Mueller joined the Company in 2001 as Senior Vice President and General Manager - Onshore Division. Immediately prior to joining Houston Exploration, Mr. Mueller had been Senior Vice President — Exploration and Production for Belco Oil and Gas Corp. Mr. Mueller joined Belco Oil and Gas Corp. in 1996 and held various senior management positions involving oil and gas exploration. From 1992 to 1996 Mr. Mueller was Exploitation Vice President for American Exploration Company. From 1988 to 1992, Mr. Mueller was Exploration Manager — South Louisiana for Fina Oil and Chemical Company. Mr. Mueller began his career with Tenneco Oil Corporation in 1975 and held various geological and engineering positions with Tenneco from 1975 to 1988. Mr. Mueller received his B.S. in Geological Engineering from the Colorado School of Mines in 1975.

     John H. Karnes was appointed Senior Vice President and Chief Financial Officer in November 2002. Immediately prior to joining Houston Exploration, Mr. Karnes was Vice President and General Counsel for Encore Acquisition Company of Fort Worth, Texas since January 2002. During 2000 and 2001, Mr. Karnes was Executive Vice President and Chief Financial Officer of CyberCash, Inc., a NASDAQ listed internet payment software and services provider. Mr. Karnes also served as Chief Operating Officer of CyberCash during the break up and sale of its operating divisions through a pre-packaged Chapter 11 bankruptcy proceeding in 2001. Earlier in his career Mr. Karnes served in senior management roles with a number of New York Stock Exchange companies, including Snyder Oil Corporation and Apache Corporation, as well as in various roles in the securities industry. Mr. Karnes also practiced with the national law firm of Kirkland & Ellis, where he specialized in corporate finance transactions and mergers and acquisitions. Mr. Karnes has a J.D. from Southern Methodist University School of Law and a B.B.A. in Accounting from the University of Texas at Austin.

     Roger B. Rice was appointed Senior Vice President of Administration in November 2004. Mr. Rice joined the Company as Vice President – Human Resources and Administration in 2002. Prior to that, Mr. Rice worked as a paid consultant for Houston Exploration since June 2001. From January 2001 to June 2001, Mr. Rice was a private management consultant and oil and gas investor. From December 1998 to December 2000, Mr. Rice was Vice President and General Manager for Santa Fe Snyder Corporation where he was responsible for all onshore exploration and production activities in Texas and New Mexico. Mr. Rice had been Vice President — Human Resources with Snyder Oil Corporation from 1997 until its merger with Santa Fe Resources in 1999. From 1992 to 1997, Mr. Rice was Vice President Human Resources and Administration with Apache Corporation. From 1989 to 1992, he was Managing Consultant with Barton Raben, Inc., an executive search and consulting firm specializing in the energy industry. Previously, Mr. Rice was Vice President Administration for The Superior Oil Company and held various management positions with Shell Oil Company. He earned his B.A. and M.B.A. from Texas Technological University.

     John E. Bergeron Jr. was appointed Vice President and General Manager — Offshore Division in March 2005. Mr. Bergeron is responsible for all aspects of the Company’s Gulf of Mexico operations including prospect generation, exploration and development drilling, technology, and leasing opportunities. From June 1995 until his employment with Houston Exploration, Mr. Bergeron worked for Fina Oil and Chemical Company, which was subsequently acquired by Total E&P USA Inc. While at Total he served as the Quality Manager from August 2004 until March 2005, overseeing management systems and operational improvements for the organization’s operations. From November 2002 until August 2004, he was Manager of Total’s exploration operations at Alaska’s North Slope. From January 2000 until November 2002, he served as Deputy & Manager of Total’s U.S. onshore development operations, and from October 1996 until January 2000 he was the Engineering Manager of the Development Division. He has also held positions at Southwest Royalties, Inc., Fina Oil and Chemical, Tenneco Oil Company and Gulf Oil Corporation. Mr. Bergeron is a licensed professional engineer in the state of Texas and received a bachelor’s degree in petroleum engineering from The University of Texas at Austin.

     Joanne C. Hresko was appointed Vice President and General Manager — Onshore Division in November 2004. Ms. Hresko joined the company in 1992 as operations manager and has supervised the onshore region’s exploration and production operations for the past several years. Prior to joining Houston Exploration she worked at Tex/Con Oil & Gas Company, a subsidiary of BP Exploration. Ms. Hresko received both a bachelor’s and master’s degree in petroleum engineering from Texas A&M University.

     James F. Westmoreland has been Vice President and Chief Accounting Officer since October 1995, and also held the title of Corporate Secretary from October 1995 until January 2003. Prior to that, Mr. Westmoreland was Vice President and Comptroller from 1986 to 1995. Mr. Westmoreland was supervisor of natural gas and oil accounting at Seagull from 1983 to 1986. Mr. Westmoreland holds a B.B.A. in Accounting from the University of Houston.

Report of the Compensation and Management Development Committee of the Board of Directors

     The Compensation and Management Development Committee of our Board of Directors currently consists of Robert B. Catell, John U. Clarke and Donald C. Vaughn, none of whom is an employee of Houston Exploration. Mr. Catell serves as Chairman and Chief Executive Officer of KeySpan Corporation which, prior to November 24, 2004, owned approximately 24% of our common stock. Notwithstanding that KeySpan has divested of its holdings in the Company, under NYSE rules Mr. Catell cannot be deemed independent until 2007. However, Mr. Catell satisfies all other NYSE criteria relating to independence. Mr. Catell will continue to serve on the Committee under the NYSE’s transitional provision for formerly controlled companies until the 2005 Annual Meeting of Stockholders, at which time he will terminate his service on the Committee. The Compensation and Management Development Committee is responsible for evaluating the performance of management, determining the compensation for our officers, employees and agents, administering our benefit plans under which we may make grants or awards to our employees, or provide other assistance to any of our employees. The Committee has the authority to retain such compensation consultants, outside counsel and other advisors as the Committee deems appropriate in its sole discretion.

     The Committee has furnished the following report on executive compensation for 2004:

     Compensation Policies for Executive Officers

     The Compensation and Management Development Committee has developed a multifaceted executive compensation program designed to achieve three goals:

•	To attract and retain key executives responsible for our continued growth and profitability

•	To motivate management to enhance long-term stockholder value

•	To correlate a substantial portion of management’s compensation to measurable performance.

     In order to accomplish these goals, the Committee structured a compensation program based on three components of remuneration consisting of:

•	A defined base salary that reflects the experience, responsibilities and contribution of each individual executive officer

•	An annual incentive compensation bonus opportunity tied to achievement of various corporate goals or milestones that are pre-established by the Committee

•	Long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and our stockholders.

     The Committee’s policy is to structure executive compensation so that base salary represents roughly one-half of each executive’s total annual compensation and that the remaining portion be derived from the performance- based components, either in the form of bonus opportunity or stock-based incentive awards.

     As a general principle, the Committee sets the value of each executive’s total annual compensation package — inclusive of base salary, incentive bonus and stock based incentive awards — at the fiftieth percentile of similarly situated executives in a comparable, peer group of companies in the exploration and production industry. This peer group includes the same companies comprising the peer group reflected in the performance graph in this Proxy Statement. Annually, the Committee retains the independent executive compensation firm of Towers Perrin to review our compensation program, objectively define the responsibilities of each executive, advise us on appropriate peer group composition, and provide a statistical compensation comparison.

     At hiring, base compensation is initially established for each executive through negotiation and is reflected in the executive’s employment agreement. Thereafter, the Committee annually reviews each executive’s base compensation based on a number of factors, both quantitative, including a detailed organizational and competitive analyses performed by Towers Perrin, and qualitative, including the Committee’s perception of the executive’s experience and contribution. The Committee does not assign any pre-determined weight to any factors in its annual review process and deviates from the fiftieth percentile policy in individual cases when market conditions or other factors warrant.

     In addition to base compensation, the Committee provides each executive the opportunity to earn an additional cash incentive compensation bonus based on the achievement of pre-determined operating or financial results established annually by the Committee relating to such metrics as reserve replacement, finding cost, net income or stockholder return. Each executive’s bonus opportunity is initially reflected in the executive’s employment agreement and subsequently reviewed annually. Currently, the Committee has set the bonus opportunity for the CEO at 70% of base salary and for other executives at 55% of their respective base salary.

     Our executive officers are also eligible to receive long-term stock-based incentive awards under the 2004 Long-Term Incentive Plan (the “2004 Plan”), as a means of providing management with a continuing proprietary interest in the Company. During 2004, these grants were determined by a pre-defined formula in each executive officer’s employment contract. For 2005, the Committee has eliminated the predefined formula (see “Transactions Between the Company and Management” beginning on page 28 of this Proxy Statement) and future grants will be determined by the Committee based on competitive market data. These grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for these employees to achieve and maintain high levels of performance. Stock options and restricted stock enhance our ability to attract and retain the services of qualified individuals.

     Chief Executive Compensation

     Effective April 4, 2001, Mr. Hargett became our Chief Executive Officer and President. On that date, we entered into an employment agreement with Mr. Hargett, which was amended on May 17, 2002. The 2002 amendment provided that in the event of the sale of all or substantially all of the assets of our Company or the acquisition by any person other than KeySpan of a majority of the outstanding common stock of our Company, Mr. Hargett would be paid an approximate amount between $3,000,000 and $7,500,000 (the “Transaction Incentive”). The exact amount of the Transaction Incentive was to be determined according to a formula set forth in the agreement, which was based either on the acquisition stock price or the transaction value. Mr. Hargett’s and the Company’s performance exceeded the expectations of the Board which was taken into account in determining Mr. Hargett’s annual compensation for 2004. For the year ended December 31, 2004, Mr. Hargett’s annual compensation was comprised of:

•	A base salary of $485,000. Mr. Hargett’s base salary was $480,000 per year until September 30, 2004 and was increased effective October 1, 2004 to $500,000 per year. This increase was based upon his performance and competitive assessments provided by Towers Perrin.

•	A long-term stock-based incentive award of 27,000 non-qualified stock options granted on October 22, 2004 at an exercise price of $59.16 per share. Mr. Hargett’s 2004 stock option grant was made pursuant to the terms of the 2004 Plan. Options were granted at the closing price of our common stock as reported by the NYSE on the date of grant. The options expire 10 years from the grant date and vest in one-fifth increments on each of the first five anniversaries of the grant date. Mr. Hargett was also awarded 13,000 shares of restricted stock under the 2004 Plan which are subject to transfer restrictions that generally expire in 2009 as set forth in the award agreement.

•	An annual incentive cash bonus of 70% of base salary if certain pre-established financial targets were achieved for the year. For 2004, Mr. Hargett exceeded his objectives and received a cash bonus of $517,300. Mr. Hargett’s year-end base salary rate of $500,000 was used in calculating his bonus award for 2004.

•	A special incentive compensation bonus of $3,300,000 in recognition of Mr. Hargett’s leadership in developing and consummating the May 2004 exchange transaction with KeySpan Corporation, which is discussed under the caption “Related Party Transactions” beginning on page 26.

As described under the caption “Transactions Between the Company and Management” beginning on page 28, the Company, at the recommendation of the Committee, restated Mr. Hargett’s employment agreement to, among other things, eliminate his entitlement to the Transaction Incentive. Commencing February 8, 2005, Mr. Hargett’s compensation is governed by this amended and restated employment agreement.

     Section 162(m) of the Internal Revenue Code of 1986, as amended

     Section 162(m) of the Code, added by the Revenue Reconciliation Act of 1993, places a $1 million per executive cap on the deductible compensation that can be paid to executives of publicly-traded corporations. Amounts that qualify as “performance based” compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit if certain requirements are satisfied. Although our compensation policy is generally designed to correlate compensation to performance, certain payments may not meet Code requirements because they allow our Committee and Board to exercise discretion in setting compensation. Generally, stock options will qualify as performance based compensation. The Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

     The following members of the Compensation and Management Development Committee have given report:

Robert B. Catell – Chairman
John U. Clarke – Committee Member
Donald C. Vaughn – Committee Member

     This report of the Compensation and Management Development Committee is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and is not otherwise deemed filed under these Acts.

Compensation Committee Interlocks and Insider Participation

     The Company’s Compensation and Management Development Committee consists of Messrs. Robert B. Catell, John U. Clarke and Donald C. Vaughn. None of the Committee members has served as an officer of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of the Company’s Board of Directors.

     Robert B. Catell, a member of the Compensation and Management Development Committee, is Chairman of the Board and Chief Executive Officer of KeySpan Corporation, our former major stockholder, and is a party to transactions with us which are described under “Related Party Transactions” beginning on page 26.

Summary Compensation Table

     The following table sets forth summary information concerning the compensation we paid or accrued during each of the last three fiscal years to our Chief Executive Officer and each of our four other most highly compensated executive officers and one former executive officer (collectively, the “Named Executive Officers”):

				Long-Term Compensation
				Restricted	Securities
		Annual Compensation(1)		Stock	Underlying	LTIP	All Other
Name and Principal Position	Year	Salary($)	Bonus($)(2)	Awards($)(3)	Options(#)	Payouts($)	Compensation($)(4)

William G. Hargett	2004	$485,000	$3,817,300	$769,080	27,000	$—	$117,400
Chairman, President and Chief	2003	457,500	387,072	—	67,900	—	105,860
Executive Officer	2002	433,000	306,000	—	95,000	—	87,000

John H. Karnes	2004	$287,500	$639,805	$295,800	11,000	—	$66,900
Senior Vice President and Chief	2003	277,501	180,576	—	30,900	—	87,511
Financial Officer	2002	35,425	40,000	—	60,000	—	—

Steven L. Mueller	2004	$273,700	$368,870	$236,640	9,000	$—	$63,600
Executive Vice President and Chief	2003	250,000	167,904	—	20,300	—	77,238
Operating Officer	2002	235,000	131,000	—	39,000	—	36,000

Charles W. Adcock(5) Former Senior Vice President and	2004	$250,600	$125,000	$236,640	9,000	—	$1,357,900	(6)
General Manager — Offshore	2003	247,500	161,568	—	20,300	—	57,400
Division	2002	235,000	131,000	—	39,000	—	46,000

James F. Westmoreland	2004	$240,700	$249,973	$118,320	5,000	$—	$63,400
Vice President and Chief Accounting	2003	235,583	151,430	—	13,600	—	78,612
Officer	2002	203,000	123,000	—	20,000	—	60,000

Roger B. Rice	2004	$232,500	$320,096	$177,480	6,000	—	$55,700
Senior Vice President, Administration	2003	211,250	145,900	—	14,900	—	50,500
	2002	165,800	109,600	—	55,000	—	27,700

(1)	Annual compensation amounts exclude perquisites and other personal benefits because the compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer.

(2)	Bonus amounts for 2004 include a Board approved special bonus paid in June 2004 in connection with the consummation of the KeySpan Exchange Transaction as described under “Related Party Transactions” beginning on page 26. Amounts include: $3,300,000 for Mr. Hargett; $400,000 for Mr. Karnes; $125,000 each for Messrs. Mueller, Adcock and Rice; and $50,000 for Mr. Westmoreland.

(3)	On October 22, 2004, the Company issued to each executive officer, pursuant to his existing employment agreement with the Company, a restricted stock award at a grant price of $59.16, which are subject to transfer restrictions which expire in 2009 (or sooner in certain instances, as described in the 2004 Plan). Stock options were made at a grant price of $59.16 per share. These awards were issued pursuant to the 2004 Plan.

(4)	Includes distributions attributable to overriding royalty interests in our properties paid to Mr. Westmoreland of $9,000, $25,400 and $14,000, respectively, for 2004, 2003 and 2002. Also includes matching contributions we made under our 401(k) and Deferred Compensation Plans and car allowances of $8,400 to each Named Executive Officer. Mr. Karnes and Mr. Mueller were reimbursed in 2003 for relocation expenses pursuant to their employment agreements, as well as for the federal income tax they incurred as a result of the reimbursements for a total of $39,424 for Mr. Karnes and $19,216 for Mr. Mueller.

(5)	Effective as of December 14, 2004, Charles W. Adcock resigned as Senior Vice President and General Manager – Offshore Division and all restricted stock and stock options held by Mr. Adcock became vested and fully exercisable effective December 14, 2004 pursuant to the terms of his employment contract.

(6)	Includes a lump sum payment of $1,300,000 pursuant to the terms of Mr. Adcock’s employment contract.

Options Granted in 2004

     The following table provides certain information with respect to options granted to the Named Executive Officers during 2004 under the 2004 Long-Term Incentive Plan.

	Individual Grants(1)
		Percent of
		Total
	Number of	Options			Potential Realizable Value
	Securities	Granted to			at Assumed Annual
	Underlying	Employees	Exercise or		Rates of Stock Price
	Options	in Fiscal	Base Price	Expiration	Appreciation for Option Term(2)
Name	Granted(#)	Year	($/Sh)	Date	5% ($)	10% ($)
William G. Hargett	27,000	7.87%	$59.16	10/22/2014	$1,004,546	$2,545,717
John H. Karnes	11,000	3.21%	$59.16	10/22/2014	$409,259	$1,037,144
Steven L. Mueller	9,000	2.62%	$59.16	10/22/2014	$334,849	$848,572
Charles W. Adcock(3)	9,000	2.62%	$59.16	12/14/2005	$26,622	$53,244
Roger B. Rice	6,000	1.75%	$59.16	10/22/2014	$223,232	$565,715
James F. Westmoreland	5,000	1.46%	$59.16	10/22/2014	$186,027	$471,429

(1)	We have not issued any stock appreciation rights to the Named Executive Officers.

(2)	The SEC requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full ten-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

(3)	Effective December 14, 2004, Mr. Adcock resigned as Senior Vice President and General Manager – Offshore Division. All restricted stock and stock options held by Mr. Adcock became vested and fully exercisable effective December 14, 2004 pursuant to the terms of his employment contract.

Aggregated Options Exercised in 2004 and Fiscal Year-End Option Values

     The following table provides information regarding stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2004, the number of shares of common stock underlying unexercised options held by each Named Executive Officer, as of the end of 2004, and the value, based on the closing price of our common stock on the NYSE of $56.31 on December 31, 2004, of exercisable and unexercisable “in the money” stock options held by each of the Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money
	Shares		Unexercised Options at		Options at
	Acquired on	Value	Fiscal Year-End (#)		Fiscal Year-End ($)
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William G. Hargett	64,180	$1,759,185	—	201,520	$—	$4,563,507
John H. Karnes	12,000	$102,492	18,180	71,720	$440,824	$1,450,337
Steven L. Mueller	—	—	34,660	68,640	$876,277	$1,460,520
Charles W. Adcock(2)	71,032	$1,676,689	42,687	—	$775,364	$—
Roger B. Rice	24,980	$451,000	—	50,920	$—	$1,107,061
James F. Westmoreland	16,682	$274,962	28,092	46,927	$694,136	$1,028,314

(1)	The value realized upon the exercise of a stock option is equal to the difference between the market price on the date of exercise and grant price of the stock option.

(2)	Effective December 14, 2004, Mr. Adcock resigned as Senior Vice President and General Manager – Offshore Division. All restricted stock and stock options held by Mr. Adcock became vested and fully exercisable effective December 14, 2004 pursuant to the terms of his employment contract.

Performance Graph

     The following performance graph compares the performance of our common stock to the S&P 500 Index and to a peer group. This peer group (new peer group) includes other independent oil and gas exploration and production companies with a similar mix of offshore and onshore operations and is composed of XTO Energy Corporation (formerly Cross Timbers Oil Company), Newfield Exploration Company, Cabot Oil & Gas Corp., Forest Oil Corp., Stone Energy, Magnum Hunter Resources, Southwest Energy and Pogo Producing Company. The peer group for 2003 (old peer group) consisted of XTO Energy Corporation, Devon Energy Corporation, Meridien Resource Corporation, Newfield Exploration Company, Noble Energy, Inc., Westport Resources Corp., Tom Brown Inc., Cabot Oil and Gas Corp., Forest Oil Corp., and Pogo Producing Company. The index of peer group companies is weighted according to the respective market capitalization of its component companies as of December 31, 2004. The graph covers the period from December 31, 1999 to December 31, 2004. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1999 and that all dividends were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE HOUSTON EXPLORATION COMPANY, THE S & P 500 INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

*	Based on $100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Year Ended December 31,
	1999	2000	2001	2002	2003	2004
THE HOUSTON EXPLORATION COMPANY	100.00	192.42	169.48	154.44	184.32	284.21
S & P500	100.00	90.89	80.09	62.39	80.29	89.02
NEW PEER GROUP	100.00	200.02	160.87	184.74	249.75	339.69
OLD PEER GROUP	100.00	200.31	146.03	171.10	221.30	299.16

     The above stock price performance comparison is not deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this graph by reference, and is not otherwise deemed filed under the Acts.

     Our stock performance may not continue into the future with the same or similar trends depicted in the graph above. We will not make or endorse any predictions as to future stock performance.

Equity Compensation Plan Information

     The information in the following table is presented as of December 31, 2004 with respect to the shares of our common stock that may be issued upon exercise of options granted under equity compensation plans that have been approved by our stockholders (the 1996 Stock Option Plan, the 2002 Amended and Restated Long-Term Incentive Plan and the 2004 Long-Term Incentive Plan) and under equity compensation plans that have not been approved by our stockholders (the 1999 Non-Qualified Stock Option Plan). We have not issued any warrants or rights to acquire equity securities of the Company.

	Number of securities
	to be issued upon		Weighted averaged
	exercise of		exercise price of	Number of securities
	outstanding options,		outstanding options,	remaining available
Plan Category	warrants and rights		warrants and rights	for future issuance(1)
Equity compensation plans approved by shareholders(2)	1,612,169		$36.62	1,152,975
Equity compensation plans not approved by shareholders	345,429	(3)	27.78	—

Total	1,957,598		$35.06	1,152,975

(1)	Upon approval of the 2004 Long-Term Incentive Plan, existing ungranted shares from the 1996 Stock Option Plan, the 1999 Non-Qualified Stock Option Plan and the 2002 Amended and Restated Long-Term Incentive Plan were cancelled. All outstanding awards under those prior plans will remain outstanding in accordance with their terms.

(2)	During 2004, 10,000 shares of restricted stock were issued to non-employee directors, and 39,000 shares of restricted stock were issued to the Company’s executive officers.

(3)	Includes options granted under our 1999 Non-Qualified Stock Option Plan.

Plans Not Approved by Our Stockholders:

1999 Non-Qualified Stock Option Plan

     On October 26, 1999, our Board of Directors adopted the 1999 Non-Qualified Stock Option Plan for employees (excluding executive officers), non-employee directors, consultants and advisors of our Company and any of our affiliates. With respect to non-employee directors only, the 1999 Non-Qualified Stock Option Plan amended and succeeded the 1996 Plan (under which no more options may be granted to non-employee directors). The 1999 Non-Qualified Stock Option Plan is administered by the Compensation and Management Development Committee, which at its discretion, may grant awards to eligible individuals with the exception of non-employee directors who receive automatic grants under the 1999 Non-Qualified Stock Option Plan. The options granted under the 1999 Non-Qualified Stock Option Plan are all non-qualified, expire 10 years from date of grant and vest immediately for non-employee directors and directors affiliated with KeySpan, and in one-fifth increments on each of the first five anniversaries of the grant for other eligible individuals. During 2004, there were no options granted under the 1999 Non-Qualified Stock Option Plan. The Board may adjust options issued under the 1999 Non-Qualified Stock Option Plan in the event of stock splits and other corporate events. In addition, the Board may appropriately adjust the exercise price for options in the event that the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of merger, stock dividend, combination of shares or the like. Upon adoption of the 2004 Plan by stockholders, any remaining ungranted shares under the 1999 Non-Qualified Stock Option Plan were cancelled.

     This description of the 1999 Stock Option Plan is being made pursuant to Regulation S-K, §229.201(d) which requires that the material features of each compensation plan under which equity securities of the registrant are authorized for issuance that was adopted without the approval of security holders be described. For a description of all stock option plans adopted by the Company, please see the Company’s Form 10-K for the fiscal year ended December 31, 2004.

RELATED PARTY TRANSACTIONS

KeySpan Exchange Transaction and Sale of Remaining Shares Owned by KeySpan Corporation

     On June 2, 2004, we completed an asset exchange transaction with KeySpan pursuant to which we redeemed and cancelled 10,800,000 shares of our common stock owned by KeySpan in exchange for all the stock of Seneca-Upshur Petroleum, Inc., our wholly-owned subsidiary, to which we contributed all of our Appalachian Basin assets valued at $60 million and $389 million in cash for a total exchange value of $449 million. This transaction is referred to as the “KeySpan Exchange.” The KeySpan Exchange is intended to qualify as a tax-free exchange under Section 355(a) of the Internal Revenue Code.

     To fund the cash portion of the exchange, on June 2, 2004, we sold 6,200,000 shares of our common stock in a registered public offering at $48.00 per share, and contributed to Seneca-Upshur substantially all of the net proceeds from the offering for a total of $282 million, together with an additional $107 million of proceeds from bank borrowings. We then conveyed to KeySpan all of the shares of Seneca-Upshur in exchange for 10,800,000 shares of our common stock.

     On June 23, 2004, the underwriters exercised a portion of their over-allotment option and we sold an additional 620,000 shares of common stock at $48.00 per share for net proceeds of $28.6 million. The proceeds from the over-allotment were used to reduce bank borrowings.

     Our redemption and cancellation of the 10,800,000 shares received from KeySpan and our issuance of 6,820,000 new shares resulted in a net 3,980,000 decrease in the outstanding shares of our common stock, and thereby reduced KeySpan’s ownership from approximately 54% to 24%. As a result of the KeySpan Exchange, our bank borrowings increased by a net $79 million and we incurred approximately $5.1 million in compensation and other expenses related to special bonuses awarded to executives and key employees who assisted in structuring and consummating the transactions. Finally, KeySpan agreed to reduce its representation on our Board of Directors. Our Chief Executive Officer, William G. Hargett, was elected Chairman of the Board replacing Robert B. Catell, Chairman and Chief Executive Officer of KeySpan, who still remains on the Board.

     In November 2004, KeySpan Corporation sold its remaining 6,580,392 shares of Company’s common stock in a public offering and no longer owns any shares of our stock. The shares were sold in a public offering at a price of $56.25 per share. All shares were offered under the Company’s shelf registration statement filed with the SEC. Houston Exploration did not receive any proceeds from the sale of these shares.

KeySpan Joint Venture

     Effective January 1, 1999, we entered into a joint exploration agreement with KeySpan Exploration & Production, LLC, a subsidiary of KeySpan, to explore for natural gas and oil over an initial two-year term expiring December 31, 2000. Under the terms of the joint venture, we contributed all of our then undeveloped offshore acreage to the joint venture and we agreed that KeySpan would receive 45% of our working interest in all prospects drilled under the program. KeySpan paid 100% of actual intangible drilling costs for the joint venture up to a specified maximum of $7.7 million in 2000 and $20.7 million during 1999. Further, KeySpan paid 51.75% of all additional intangible drilling costs incurred and we paid 48.25%. Revenues are shared 55% to us and 45% to KeySpan. In addition, we received reimbursements from KeySpan for a portion of our general and administrative costs.

     Effective December 31, 2000, we agreed with KeySpan to end the primary or exploratory term of the joint venture. As a result, KeySpan has not participated in any of our offshore exploration prospects unless the project involved the development or further exploitation of discoveries made during the initial term of the joint venture. In addition, effective with the termination of the exploratory term of the joint venture, we have not received any further reimbursement from KeySpan for general and administrative costs.

     From the inception of the joint venture in January 1999 through December 31, 2002, we drilled a total of 28 wells: 21 exploratory wells, of which 17 were successful, and seven development wells, of which six were successful. KeySpan spent a total of $118.3 million, with $19.0 million, $17.2 million and $46.5 million, respectively being spent during 2002, 2001 and 2000. Subsequent to the termination of the primary exploratory term of the joint venture, KeySpan’s participation in additional wells was to further develop or delineate reservoirs previously discovered.

Acquisition of KeySpan Joint Venture Assets

     On October 11, 2002, we purchased from KeySpan a portion of the assets developed under the joint exploration agreement with KeySpan Exploration & Production, LLC, a subsidiary of KeySpan. The acquisition consisted of interests averaging between 11.25% and 45% in 17 wells covering eight of the twelve blocks that were developed under the joint exploration agreement from 1999 through 2002. The interests purchased were in the following blocks: Vermilion 408, East Cameron 81 and 84, High Island 115, Galveston Island 190 and 389, Matagorda Island 704 and North Padre Island 883. KeySpan has retained its 45% interest in four blocks: South Timbalier 314 and 317 and Mustang Island 725 and 726 as these blocks are in various stages of development. KeySpan has committed to continued participation in the ongoing development of these blocks, which includes the completion of the platform and production facilities at South Timbalier 314/317 together with possible further developmental drilling at both South Timbalier 314/317 and Mustang Island 725/726. As of September 1, 2002, the effective date of the purchase, the estimated proved reserves associated with the interests acquired were 13.5 Bcfe. The $26.5 million purchase price was paid in cash and financed with borrowings under our revolving credit facility. Subsequent purchase price adjustments totaled $1.2 million. Our acquisition of the properties was accounted for as a transaction between entities under common control. As a result, the excess fair value of the properties acquired of $3.1 million ($2.0 million net of tax) was treated as a capital contribution from KeySpan and recorded as an increase to additional paid-in capital during the fourth quarter of 2002.

Overriding Royalty Interests Held by Key Employees and Certain Executive Officers

     Prior to our initial public offering in September 1996, we were party to an employment agreement with our former President and Chief Executive Officer. Under this employment agreement, we assigned to key employees designated by the former President and Chief Executive Officer overriding royalty interests in specified properties of the company. Assignments were made at the time we acquired the properties. No assignments were made subsequent to 1995; however, due to the nature of an overriding royalty interest, any employees who received assignments will continue to receive payments pursuant to their overriding interest until production from the related property ends. Mr. Westmoreland was included in assignments made to key employees.

OTHER INFORMATION

KeySpan Legal Proceedings

     KeySpan and certain of its current and former officers and directors, including Mr. Catell, are defendants in a consolidated class action lawsuit filed in the United States District Court for the Eastern District of New York. This lawsuit alleges, among other things, violations of Sections 10(b) and 20(a) of the Exchange Act in connection with disclosures relating to or following KeySpan’s acquisition of the Roy Kay companies in 2000. KeySpan has denied any wrongdoing and in June 2004, the parties reached an agreement in principle to settle the lawsuit. The proposed settlement is subject to court approval, the timing of which is uncertain.

     On February 9, 2005, KeySpan was served with a shareholder derivative action asserting claims on behalf of KeySpan that certain directors and senior officers, including Mr. Catell, breached their fiduciary duties by using material non-public information with respect to the fraud at Roy Kay to sell securities at artificially inflated prices. The complaint, which was filed in the New York State Supreme Court for the County of Kings, is similar to two prior federal shareholder derivative actions which were subsequently withdrawn by the plaintiffs and dismissed without prejudice in 2004. Although KeySpan has advised us that it denies any wrongdoing, the outcome of this proceeding cannot be determined at this time.

     In late 2001, KeySpan received inquires from the U.S. Attorney’s Office, Southern District of New York and the SEC regarding trading in KeySpan Corporation stock by individual officers of KeySpan prior to an earnings announcement in July 2001 that it would be taking a special charge relating to the Roy Kay acquisition. In March 2002, the SEC issued a formal order of investigation pursuant to which it indicated that it would review the trading activity of certain KeySpan insiders, as well as KeySpan’s compliance with reporting rules and regulations, generally during the period following the acquisition of the Roy Kay companies through the July 2001 announcement. KeySpan has advised us that since mid 2002, it has not received any further notifications or inquires concerning these matters.

Stockholder Rights Plan

     On August 12, 2004, we adopted a stockholder rights plan designed to assure that our stockholders receive fair and equal treatment in the event of an unsolicited attempt to takeover our Company and to protect against abusive or coercive takeover tactics that are not in the best interest of our Company or its stockholders. To implement the rights plan, the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of our common stock to stockholders of record as of the close of business on August 23, 2004, and directed the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share, at an initial exercise price of $275.00 per one one-thousandth of a share, subject to adjustment under certain circumstances. The rights will become exercisable and trade independently from our common stock upon the public announcement of the acquisition by a person or group of 10% or more of our common stock, or ten days after commencement of a tender or exchange offer that would result in the acquisition of 10% or more of our common stock.

     Each share purchased upon exercise of the rights will be entitled to a minimum quarterly preferential dividend payment of the greater of (i) $10.00 per share and (ii) an amount equal to 1,000 times the dividend declared per share of common stock. Each share will be entitled to 1,000 votes, voting together with the common stock. In the event of our liquidation, each share of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $10.00 per share (plus any accrued but unpaid dividends) and (b) an amount equal to 1,000 times the payment made per share of common stock.

     If we are acquired in a merger or other business combination transaction after a person or group has acquired 10% or more of our common stock, each right will entitle its holder to purchase, at the rights exercise price, that number of the acquiring company’s shares of common stock having a market value of twice the right’s exercise price. In addition, if a person or group acquires 10% or more of our common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right’s exercise price, a number of fractional shares of the Series A Junior Participating Preferred Stock or shares of our common stock having a market value of twice the right’s exercise price.

     The rights expire on August 12, 2014, unless redeemed earlier by our Board of Directors. The Board of Directors can redeem the rights at a price of $.01 per right at any time before the rights become exercisable, and thereafter only in limited circumstances.

TRANSACTIONS BETWEEN THE COMPANY AND MANAGEMENT

Amended and Restated Employment Agreements

     We entered into an amended and restated employment agreement with Mr. Hargett, our President and Chief Executive Officer, effective February 8, 2005. Under this agreement, Mr. Hargett currently is entitled to an annual base salary of $500,000 (subject to annual review by the Compensation and Management Development Committee of our Board of Directors) and an annual incentive bonus equal to 70% of his base salary based on achievement of performance goals established each year by the Compensation and Management Development Committee. The agreement also provides for an automobile allowance of $700 per month for Mr. Hargett and reimbursement of certain business expenses. The agreement is for a term of three years, with automatic one-year extensions thereafter unless we or Mr. Hargett provide notice of termination at least 90 days prior to the end of the applicable term.

     Like our prior employment agreement with Mr. Hargett, the amended and restated agreement provides that if we terminate Mr. Hargett without “cause” (as defined in the employment agreement), or if he terminates his employment with the Company for “good reason” (as defined in the agreement, which includes, among other things, the occurrence of certain events following a change in control of the Company), we are obligated to pay Mr. Hargett a lump-sum severance payment equal to 2.99 times his then current annual rate of total compensation, and to continue certain welfare benefits. “Total Compensation” is defined to include salary, targeted bonus (calculated as though the performance goals had been met) and car allowance. Based on his current compensation, Mr. Hargett would receive approximately $2.6 million in such instance. In addition, in the event Mr. Hargett’s employment is terminated by us without cause or upon death or disability, or by him for good reason, all unvested options, restricted stock and similar deferred compensation automatically shall vest and any other conditions to such awards shall be deemed satisfied.

     By entering into the amended and restated employment agreement, Mr. Hargett waived a number of rights under his prior employment agreement with us, including, among others, the right to receive a transaction bonus of up to $7.5 million upon certain corporate transactions, the right to receive severance following a change of control of the Company absent actual termination or “good reason,” and the right to guaranteed annual stock option grants and incentive compensation bonuses, which matters will now be left to the discretion of our independent Compensation and Management Development Committee. Our amended and restated agreement with Mr. Hargett also contains expanded non-competition provisions. In consideration of Mr. Hargett’s entering into the amended and restated agreement and conceding these benefits, we agreed to pay Mr. Hargett a one-time, lump sum payment of $4,220,043.

     We also amended and restated our employment agreements with each of Messrs. Mueller, Karnes, Westmoreland and Rice, effective February 8, 2005. Under the terms of the restated agreements, these individuals receive annual base salaries of $300,000, $295,000, $246,000 and $240,000, respectively, subject to annual review by our Compensation and Management Development Committee. Each of these individuals also is entitled to an annual incentive bonus equal to 55% of his respective base salary if certain performance goals established by the Compensation and Management Development Committee are met, plus an automobile allowance of $700 per month and reimbursement of certain business expenses. Like our agreement with Mr. Hargett, each of these employment agreements is for a term of three years, with automatic one-year extensions thereafter unless we or the executive gives notice of termination at least 90 days prior to the end of the applicable term. In addition, we may terminate any employment agreement for cause or upon the death or disability of the executive without financial obligation (other than payment of any accrued obligations). Each executive may terminate his employment agreement at any time for any reason upon at least 30 days’ prior written notice.

     As with Mr. Hargett, by entering into the amended and restated employment agreements, these executives are foregoing their right to receive severance following a change of control of the Company absent actual termination or the existence of good reason, as well as their right to guaranteed annual stock option grants and incentive compensation bonuses, and are agreeing to expanded non-competition and enforcement provisions. In consideration for entering into the amended and restated employment agreements and foregoing such rights, we agreed to make a cash payment and/or a grant of restricted stock to each executive as follows: for Mr. Mueller, $353,866 in cash and 6,553 shares of restricted stock; for Mr. Karnes, 12,892 shares of restricted stock; for Mr. Westmoreland, $291,300 in cash and 5,394 shares of restricted stock; and for Mr. Rice, $284,349 in cash and 5,266 shares of restricted stock. The restricted stock will vest over a period of five years in accordance with the terms of the amended and restated employment agreements and the Company’s 2004 Plan.

     If we terminate any one of these executives without “cause” (as defined in the employment agreements) or if the executive terminates his employment with the company for “good reason” (as defined in the employment agreements, including the occurrence of certain events following a change in control of the Company), we are obligated to pay the executive a lump-sum severance payment of 2.99 times the executive’s then current annual rate of total compensation, which is defined to include salary, targeted bonus (calculated as though the applicable performance goals had been met) and car allowance, and to continue certain welfare benefits. Based on their current compensation, if this occurred, Mr. Mueller and Mr. Karnes each would receive approximately $1.4 million, Mr. Westmoreland would receive approximately $1.2 million, and Mr. Rice would receive approximately $1.1 million. In addition, all unvested options, restricted stock and similar deferred compensation automatically will vest and any other conditions to such awards shall be deemed satisfied.

     The agreements further provide that if any payments made to the executives, whether or not under the applicable agreement, would result in an excise tax being imposed on the executives under Section 4999 of the Internal Revenue Code, we will make each of the executives “whole” on a net after-tax basis.

Change of Control Plan

     Effective as of October 26, 1999, our Board of Directors established the Change of Control Plan pursuant to which, upon a change of control all employees, including executive officers, will be entitled to receive “stay-on” bonuses in the amount of 125% of the employee’s regular target bonus percentage. As a result, based on their current compensation, Messrs. Hargett, Mueller, Karnes, Westmoreland and Rice would receive approximately $438,000, $206,000, $203,000, $169,000 and $165,000, respectively. In addition, a change of control would cause all stock options, phantom stock and other employee benefits to become fully vested.

     Further, if we or our successor terminates employees, other than executive officers, within one year of the change of control other than for cause, as defined in the Change of Control Plan, or our employees suffer a significant adverse change in employment, a reduction in salary or job relocation of more than 30 miles, these employees will be entitled to severance benefits in the form of a lump sum payment calculated pursuant to a formula based upon each employee’s base salary and years of service. The calculation of lump sum payments for executive officers is stated in their respective employment agreements.

     A “change of control” is deemed to occur if either:

•	a person, entity or group other than us or our affiliate acquires 20% or more of the combined voting power of our then outstanding voting securities;

•	a reorganization, merger, consolidation or liquidation is approved; or

•	the individuals constituting our Board of Directors on October 26, 1999 cease to constitute a majority of our Board of Directors unless the election of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

401(k) Plan

     We maintain a 401(k) Plan for our employees. Under the 401(k) Plan, eligible employees may elect to have us contribute on their behalf up to 12.5% of their compensation on a before tax basis in accordance with the limitations imposed under the Internal Revenue Code. We match 100% each employee’s deferrals in accordance with the limitations imposed by the 401(k) Plan and the Internal Revenue Code. The amounts contributed under the 401(k) Plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. An employee’s salary deferral contributions under the 401(k) Plan are 100% vested. Our matching contributions vest at the rate of 20% per year of service. Participants are entitled to payment of their vested account balances upon termination of employment.

Deferred Compensation Plan

     In November 2002, our Board of Directors adopted a deferred compensation plan for the benefit of our employees. The plan is intended to supplement our 401(k) plan by allowing highly compensated employees to save on a tax deferred basis a portion of their eligible compensation subject to limitations imposed by the plan. Under the terms of the plan, employees who have made the maximum allowable contribution to their 401(k) accounts for any year ($13,000 per year or $16,000 per year for employees over 50 years of age for 2004) may elect to defer an additional portion of their compensation into the deferred compensation plan. We match 100% of each employee’s deferral up to an aggregate contribution of 12.5% under both the 401(k) plan and the deferred compensation plan. Employer contributions vest 20% per year and become fully vested after a five-year period. All contributions to the plan are held in trust and invested, at the direction of the employee, in various investment funds. Participants are entitled to distribution of their deferrals and the vested portion of our matching contributions at predetermined future dates or upon termination of their employment.

Employee Annual Incentive Compensation Plan

     We maintain an Annual Incentive Compensation Plan that provides an annual incentive bonus to all full-time employees if certain performance goals are met during the year. The plan is administered by the Compensation and Management Development Committee on behalf of our Board of Directors. Annual objectives and incentive opportunity levels are established by the Compensation and Management Development Committee and approved by the Board of Directors. Incentive awards are earned based on our actual performance in relation to pre-established objectives and on an assessment of individual contribution during the year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information as of March 10, 2005 regarding the beneficial ownership of our common stock by each person who we know to own beneficially more than five percent of the outstanding shares of common stock, each director, our Named Executive Officers and all Directors and all executive officers as a group. Unless otherwise indicated, each person shown below has the sole power to vote and the sole power to dispose of the shares of common stock listed as beneficially owned.

	Number of Shares		Total Percent
	of		of
Name of Beneficial Owner	Common Stock		Common Stock(1)
Barclays Global Investors, NA.(2)	1,860,296	(3)	6.5
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors Inc.(4)	1,520,626		5.3
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
FMR Corp.(5)	1,500,300	(6)	5.3
82 Devonshire Street Boston, Massachusetts 02109
Goldman Sachs Asset Management, L.P.(7)	1,465,440		5.2
32 Old Slip New York, NY 10005
William G. Hargett	33,667	(8)	*
David G. Elkins	26,000	(9)	*
Robert B. Catell	25,000	(10)	*
Donald C. Vaughn	25,000	(11)	*
Harold R. Logan, Jr.	15,000	(12)	*
John U. Clarke	11,000	(13)	*
Stephen W. McKessy	8,000	(14)	*
Thomas A. McKeever	—		*
Steven L. Mueller	45,213	(15)	*
John H. Karnes	36,072	(16)	*
Roger B. Rice	11,066	(17)	*
James F. Westmoreland	7,594	(18)	*
Charles W. Adcock(19)	21,647		*
All directors and executive officers as a group (14 persons)	247,548	(20)	*

*	Less than 1%.

(1)	Based upon 28,662,095 shares outstanding as of March 10, 2005.

(2)	Based on Schedule 13G filed on February 14, 2005 by Barclays Global Investors, NA on behalf of itself and its affiliates, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited.

(3)	Includes 1,437,655 shares as to which Barclays Global Investors, NA has sole voting power and 1,549,691 shares as to which it has sole dispositive power; 158,505 shares as to which Barclays Global Fund Advisors has sole voting and dispositive power; 39,400 shares as to which Barclays Bank PLC has sole voting and dispositive power; and 112,700 shares as to which Palomino Limited has sole voting and dispositive power. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(4)	Based on Schedule 13G filed on February 9, 2005 by Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor to four investment companies, and investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares. However, all the shares are owned by the Funds, and Dimensional disclaims beneficial ownership of the shares.

(5)	Based on Schedule 13G filed on February 14, 2005 by FMR Corp. (“FMR”) on behalf of itself and its affiliates, Fidelity Management and Research Company (“Fidelity”), a wholly owned subsidiary of FMR, Fidelity Management Trust Company (“FMTC”), a wholly owned subsidiary of FMR, Edward C. Johnson 3d, chairman and a significant stockholder of FMR, Abigail Johnson, a director and significant stockholder of FMR, certain other members of the Johnson family who are party to a voting agreement with respect to shares of FMR, and Fidelity International Limited (“Fidelity International”) and certain of its foreign based subsidiaries.

(6)	Includes 1,105,800 shares beneficially owned by Fidelity as to which FMR, Fidelity and Mr. Johnson have sole dispositive power; 170,900 shares beneficially owned by FMTC as to which FMR, Mr. Johnson and FMTC have sole dispositive power; and 223,600 shares beneficially owned by Fidelity International. The voting of all of these shares is directed by the funds’ Board of Trustees. FMR disclaims beneficial ownership of the shares beneficially owned by Fidelity International, and Fidelity International disclaims beneficial ownership of the shares beneficially owned by FMR.

(7)	Based on Schedule 13G filed on February 9, 2005 reflecting the securities beneficially owned by Goldman Sachs Asset Management, L.P. (“GSAM LP”). GSAM LP has sole voting power over 973,437 shares of common stock and has sole investment power over 1,465,440 shares of common stock. GSAM LP, an investment advisor, disclaims beneficial ownership of any securities managed, on GSAM LP’s behalf, by third parties.

(8)	Includes options to acquire 14,000 shares of common stock that are currently vested or vest within 60 days of the date hereof. Also includes 13,000 shares of restricted stock that expire in 2009.

(9)	Includes options to acquire 17,000 shares of common stock that are currently vested. Also includes 4,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009.

(10)	Includes options to acquire 19,000 shares of common stock that are currently vested. Also includes 2,000 shares of restricted stock subject to transfer restrictions that expire in 2008.

(11)	Includes options to acquire 21,000 shares of common stock that are currently vested. Also includes 4,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009.

(12)	Includes options to acquire 9,000 shares of common stock that are currently vested. Also includes 4,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009.

(13)	Includes options to acquire 4,000 shares of common stock that are currently vested. Also includes 4,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009.

(14)	Includes options to acquire 4,000 shares of common stock that are currently vested. Also includes 4,000 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2008; 2,000 shares in 2009.

(15)	Includes options to acquire 34,660 shares of common stock that are currently vested or vest within 60 days of the date hereof. Also includes 10,553 shares of restricted stock subject to transfer restrictions expiring as follows: 4,000 shares in 2009; 6,553 in 2010.

(16)	Includes options to acquire 18,180 shares of common stock that are currently vested or vest within 60 days of the date hereof. Also includes 17,892 shares of restricted stock subject to transfer restrictions expiring as follows: 5,000 shares in 2009; 12,892 in 2010.

(17)	Includes options to acquire 2,800 shares of common stock that are currently vested or vest within 60 days of the date hereof. Also includes 8,266 shares of restricted stock subject to transfer restrictions expiring as follows: 3,000 shares in 2009; 5,266 in 2010.

(18)	Includes 7,394 shares of restricted stock subject to transfer restrictions expiring as follows: 2,000 shares in 2009; 5,394 in 2010.

(19)	Effective December 14, 2004, Mr. Adcock resigned as Senior Vice President and General Manager – Offshore Division. All restricted stock and stock options held by Mr. Adcock became vested and fully exercisable effective December 14, 2004 pursuant to the terms of his employment contract.

(20)	Includes 3,936 options (which were granted to an additional executive officer not named in the preceding table) that are currently vested or vest within 60 days hereof. Does not include options granted or restricted stock awarded to Charles W. Adcock.

COMPLIANCE WITH SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of common stock on Forms 3, 4, and 5 with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of any forms that they file. The Company assists its directors and executive officers in complying with these requirements and is required to disclose in this Proxy Statement the failure to file these reports on behalf of any reporting person when due.

     Based solely on a review of the forms submitted to the Company, it appears that there was no person subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 that failed to file on a timely basis reports required under Section 16.

PROPOSAL OF STOCKHOLDERS

     Under Rule 14a-8 of the Exchange Act stockholder’s proposals may be eligible for inclusion in our 2006 Proxy Statement. We must receive any stockholder’s proposal intended to be presented at the 2006 Annual Meeting at our principal executive offices no later than November 17, 2005, if the proposal is to be considered for inclusion in our Proxy Statement relating to the 2006 Annual Meeting. However, if the date of the 2006 Annual Meeting is advanced by more than 30 days or delayed for more than 30 days from the anniversary of the 2005 Annual Meeting, in accordance with our Bylaws the stockholder must submit notice of a proposal at least 80 days prior to the date we intend to distribute our Proxy Statement with respect to the 2006 Annual Meeting.

     Nominations for election of directors by stockholders must be received by the Corporate Secretary between 120 and 150 days in advance of the first anniversary of the previous year’s Proxy Statement to be properly nominated before the 2006 Annual Meeting, although we are not required to include such nominees in our Proxy Statement.

FINANCIAL INFORMATION

     A copy of our Annual Report on Form 10-K, including the financial statements and any schedules and exhibits thereto, may be obtained without charge by written request to Karol L. Adams, Corporate Secretary, The Houston Exploration Company, 1100 Louisiana Street, Suite 2000, Houston, Texas 77002.

By Order of the Board of Directors,

Karol L. Adams
Corporate Secretary

March 18, 2005
Houston, Texas

APPENDIX A

THE HOUSTON EXPLORATION COMPANY

BOARD OF DIRECTORS STANDARDS OF INDEPENDENCE

The Board of Directors of The Houston Exploration Company has adopted the following standards for determining the independence of its members. Independence determinations are made both in accordance with applicable laws and New York Stock Exchange rules as well as for purposes of the Company’s Corporate Governance Guidelines, which state that the Company should strive to maintain a substantial independent and diverse viewpoint among members of its Board of Directors.

Members of the Board who fail any of the standards set forth below shall presumptively be deemed not independent. The presumption that any director is not independent may be overcome by the vote of a majority of the Board if, based on the totality of the facts and circumstances, the Board determines that the affected director’s relationship does not violate any applicable law or New York Stock Exchange rule and is not in fact material notwithstanding its reference in these standards.

Members of the Board of Directors who meet all of the following standards shall be deemed to be independent for all purposes under applicable law and New York Stock Exchange rules.

•	Neither the director nor any immediate family member is or has in the past three years been an employee of the Company.

•	Neither the director nor any immediate family member receives or has received during the past three years any compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Neither the director nor any immediate family member is now or has during the past three years been employed by or affiliated with a present or former internal auditor or external independent public accountants of the Company.

•	Neither the director nor any immediate family member is or has during the past three years been employed as an executive officer by a company on whose board of directors an executive officer of the Company serves.

•	The director is not now, or during the past three years has been an executive officer or an employee of any company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, nor has any immediate family member been an executive officer of such other company during such period.

•	Neither the director nor any immediate family member is now or has during the past three years been in a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), which material relationship can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

*     *     *

A-1

APPENDIX B

THE HOUSTON EXPLORATION COMPANY

QUALIFICATIONS FOR NOMINATIONS TO THE BOARD OF DIRECTORS

          The following principles enunciate the general personal and professional characteristics that the Nominating and Governance Committee deems most relevant in assessing any candidate’s qualifications for nomination to the Board of Directors. Candidates must satisfy all mandatory qualifications set forth below in order to be considered for nomination to the Board. The Committee will discern between candidates based upon the discretionary qualifications set forth below in light of such facts and circumstances as the Committee deems relevant, including the following:

•	The size, composition and diversity of the Board

•	The number and qualifications of other candidates

•	The need for continuity on the Board

•	The relevance of the candidate’s background and experience to the issues facing the Board and the Company during the coming year.

          Nominations for election to the Board are made in the sole discretion of the Committee and are final for the election year involved.

     Qualified candidates for nomination to the Board must:

•	Embody the highest personal and professional ethical character and espouse the values of The Houston Exploration Company.

•	Fully comprehend the role of a director on the board of directors of a public company and the fiduciary obligations owed to the Company and its shareholders.

•	Enjoy a reputation for prominence, leadership, stewardship and the exercise of sound and responsible judgment in his or her personal and professional affairs.

•	Commit the substantial time and effort required to adequately perform the obligations of a director of a New York Stock Exchange company.

•	Offer the prospect of a reasonable tenure on the Board in accordance with the Board’s mandatory retirement age of 75, generally at least five years from the date of initial election to the Board.

     Qualified candidates for nomination to the Board generally should:

•	Have significant experience as a director or a seniormost executive officer (e.g, chief executive officer, chief operating officer, chief financial officer, or similar position) within an organization of comparable size and complexity.

•	Have substantial substantive understanding of issues pertaining to the exploration and production segment of the oil and gas industry, a relevant energy-related industry (e.g., oil field services, transportation, marketing, or distribution), or an otherwise complimentary or helpful industry or profession (e.g., accounting, investment banking, or human resources management).

•	Contribute to a substantial independent and diverse viewpoint on the Board, unbiased toward any particular constituency and able to effectively represent all shareowners.

*     *     *

B-1

APPENDIX C

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporate Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of The Houston Exploration Company resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Section 4.01(a) Authorized Capital” so that, as amended, said Article shall be and read as follows:

(a) The total number of shares of stock that the Corporation shall have the authority to issue is 105,000,000 shares of capital stock, consisting of (i) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 100,000,000 shares of common stock, par value $0.01 per shares (the “Common Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this ___day of April, 2005.

THE HOUSTON EXPLORATION COMPANY
By:
William G. Hargett
Chairman, President and Chief Executive Officer

C-1

PROXY
THE HOUSTON EXPLORATION COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
Annual Meeting — April 26, 2005

     The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby constitutes and appoints JOHN H. KARNES and KAROL L. ADAMS, and each of them, his true and lawful agents and proxies with power of substitution in each, to represent and vote at the Annual Meeting to be held at 10:00 am on April 26, 2005 at the DoubleTree Hotel, Allen Center, 400 Dallas Street, Houston, Texas 77002, or at any adjournment thereof on all matters coming before said meeting, all shares of THE HOUSTON EXPLORATION COMPANY which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

(Continued on Reverse Side)

☒ Please mark your votes as in this example

1.	Election of Directors; Nominees: Robert B. Catell, John U. Clarke, David G. Elkins, William G. Hargett, Harold R. Logan, Jr., Thomas A. McKeever, Stephen W. McKessy and Donald C. Vaughn.	FOR (to vote for all nominees)	WITHHOLD AUTHORITY
		☐	☐

For, except vote withheld from the following nominee(s):

2.	To amend the Company’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock, par value $.01 per share, from 50,000,000 to 100,000,000 shares.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	Ratification and approval of Deloitte & Touche LLP as our independent public accountants for the fiscal year ending December 31, 2005.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

4.	In the discretion of the proxies, John H. Karnes and Karol L. Adams, upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals (1), (2) AND (3). In addition, JOHN H. KARNES and KAROL L. ADAMS, as proxies, are authorized to vote in their discretion on any other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes above, but you do not need to mark any boxes if you wish to vote in accordance with our Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign, date and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE(S)	DATE

Note: Executors, administrators, trustees, etc., please give your full title. If a corporation, please sign full corporate name by duly authorized officer. Joint owners should each sign personally.